UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 15, 2007

BRE Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (415) 445-6530

(Former name or former address if changed since last report)

Item 8.01

On August 15, 2007, we announced that our board of directors approved regular common stock dividends for the quarter ending September 30, 2007. All common dividends will be payable on Friday, September 28, 2007 to shareholders of record on Friday, September 14, 2007.

The quarterly common dividend payment of $0.5375 is equivalent to $2.15 per common share on an annualized basis, and represents a yield of approximately 4.2% on today's closing price of $50.85 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

In a separate news release issued today, we announced the redemption of our 8.08% Series B Preferred Stock, and information about the record and payment dates for the 6.75% Series C preferred dividend and the 6.75% Series D preferred dividend.

About BRE Properties
BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 81 apartment communities totaling 22,681 units in California, Arizona and Washington. The company currently has 11 other properties in various stages of development and construction, totaling 3,391 units, and joint venture interests in 10 additional apartment communities, totaling 2,948 units venture interests in nine additional apartment communities, totaling 2,672 units. As of 06/30/07.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibit Number

99.1	Press Release dated August 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Date: August 15, 2007	By:	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.